Exhibit 99.1

IHEARTMEDIA, INC. REPORTS
RESULTS FOR 2019 FOURTH QUARTER AND FULL YEAR

San Antonio, TX, February 27, 2020 – iHeartMedia, Inc. (Nasdaq: IHRT) today reported financial results for the quarter and year ended December 31, 2019.
Financial Highlights

▪	Solid GAAP revenue performance in Q4 '19 and FY '19, flat in the quarter and up 2.0% year-over-year; GAAP revenue excluding political grew 4.3% in Q4 '19 and 4.2% in FY '19

▪
Q4’19 and FY 2019 GAAP earnings year-over-year comparisons highly affected by one-time items related to bankruptcy and emergence (completed in May 2019), resulting in a decrease in Operating income of 36.5% and 26.6%, respectively

▪	FY 2019 Adjusted EBITDA[1] increased 2.5% year-over-year

▪	Key actions initiated since emergence to improve the financial performance of the Company include:

–	The completion of three debt transactions that will reduce annualized run-rate interest expense by ~$40 million[2]

–	Modernization initiatives that are expected to deliver $100 million run-rate savings by the middle of 2021; expect to achieve approximately 50% of run-rate savings in 2020

▪	FY 2020 guidance reflects significant growth in revenues, Adjusted EBITDA[1] and Free Cash Flow[1], powered by multiple drivers

Full Year 2019

▪	Revenue of $3,683.5 million, up 2.0% year-over-year; excluding political revenue[1], revenue increased 4.2%, driven by growth across all revenue streams

–	Digital revenue increased 32.2% year-over-year

▪	GAAP Operating income of $506.7 million was down from $690.1 million in the year ended December 31, 2018, driven primarily by the impact of fresh start accounting and higher impairment charges

▪	Adjusted EBITDA[1] of $1,000.7 million, up 2.5% year-over-year

▪	Strong cash generation in the fourth quarter resulted in year-end cash balance of $400.3 million

Fourth Quarter

▪	Revenue of $1,026.1 million, flat year-over-year, excluding political revenue[1], revenue increased 4.3%, driven by growth across all revenue streams

–	Digital revenue increased 33.6% year-over-year

▪	GAAP Operating income of $165.1 million was down 36.5% year-over-year, driven primarily by the impact of fresh start accounting

▪	Adjusted EBITDA[1] of $306.1 million, down (0.6)% year-over-year

2020 Guidance

▪	Revenue Growth: up mid-single digits, driven primarily by political and continued growth in Digital

▪	Adjusted EBITDA1: up high-single digits with margins improving to 28% - 29% (vs. 27.2% in FY 2019) driven by:

–	Contribution of high-margin political revenue from presidential election year

–	Continued Digital growth driven by podcasting

–	Modernization efficiencies

▪
Free Cash Flow[1] of $300 million to $330 million driven by strong earnings growth and including investments in modernization initiatives totaling ~$100 million; $400 to $430 million on a normalized basis

1 See Supplemental Disclosure Regarding Non-GAAP Financial Information.
2 Compared to the expected annualized cash interest payments indicated by the terms of the debt structure originally issued upon iHeartCommunications’ emergence from bankruptcy on May 1, 2019.

Statement from Senior Management

“We are extremely proud of all that iHeart and its employees accomplished in 2019. After emerging from Chapter 11 in May with a healthier capital structure and listing on the Nasdaq in July, we continued to execute on our strategic plans to build our strong operating business and drive shareholder value,” said Bob Pittman, Chairman and Chief Executive Officer of iHeartMedia, Inc. “As the number one audio company in the U.S. based on reach, we look forward to expanding our unequaled multi-platform leadership position and leveraging the investments that we have made to modernize our infrastructure and become more efficient, effective and competitive. The audio environment has never been more exciting, and we look forward to leading - and capitalizing on it in 2020 and beyond.”

“Our financial performance in 2019 was underpinned by the reach and resilience of our traditional business, profitable growth in our other platforms including our Digital businesses and proactive improvement of our capital structure,” said Rich Bressler, President, Chief Operating Officer and Chief Financial Officer. “Through our innovation and thought leadership in areas like podcasting and our SmartAudio suite of targeting, analysis and attribution services for advertisers, we are at the forefront of driving the audio revolution. We will continue to work to build long-term shareholder value by maximizing our Free Cash Flow and de-leveraging our balance sheet.”

Consolidated Results of Operations
Full Year 2019 Results
Revenue for the year ended December 31, 2019 increased 2.0%, or 4.2% excluding the impact of political revenue year-over-year. Our growth was driven primarily by our Digital and Networks revenue streams, which grew 32.2% and 5.6%, respectively. Podcasting and other digital revenue were the primary drivers of our Digital revenue growth, while growth in our Networks business was driven by both our Total Traffic & Weather network and our Premiere network. Broadcast revenue declined by (1.4)% on a reported basis, and grew 0.3% excluding the impact of political revenue. Audio & Media Services declined (10.4)% on a reported basis and increased by 3.2% excluding the impact of political revenue. Sponsorship revenue increased by 4.4% year-over-year. On a full-year basis, all of our revenue streams grew year-over-year excluding the impact of political revenue.
Direct operating expenses increased 9.9% compared to the prior year, driven primarily by higher compensation-related expenses, including from the acquisitions of Stuff Media and Jelli in the fourth quarter of 2018, as well as higher music license fees, digital royalties and content costs from higher podcasting, subscription and other digital revenue. Included in this increase is the impact of updated estimates to music license fee expenses primarily related to prior years for which payments were made under interim agreements with performance rights organizations and that are subject to ongoing negotiations. The increase in direct operating expenses also includes a $6.3 million increase in lease expense due to the impact of the adoption of the new leasing standard in the first quarter of 2019 and the application of fresh start accounting. SG&A expenses decreased (0.3)% for the year ended December 31, 2019 driven by lower commissions as a result of our revenue mix, lower bad debt expense resulting from improved collections, and lower trade and barter expenses, primarily resulting from timing. The decrease in SG&A expenses was partially offset by higher third-party digital fees, driven by the increase in digital revenue, along with higher employee costs, primarily resulting from the acquisitions of Stuff Media and Jelli in the fourth quarter of 2018.
Corporate expenses increased $7.1 million during the year ended December 31, 2019 compared to 2018, as a result of higher share-based compensation expense, which increased $24.8 million as a result of our new equity compensation plan entered into in connection with our Plan of Reorganization. This increase was partially offset by lower employee benefit costs and lower amortization of retention bonuses related to the bankruptcy for which amortization ceased on the May 1, 2019 emergence date.
Operating income decreased 26.6% due primarily to higher depreciation and amortization expense as a result of fresh start accounting applied upon our emergence from bankruptcy in May 2019, higher non-cash impairment charges, share-based compensation expense in connection with our new equity incentive plan and the impact of updated estimates to music license fee expenses related to prior years.
Adjusted EBITDA for the year ended December 31, 2019 grew 2.5% year-over-year to $1,000.7 million, with margins increasing to 27.2% from 27.0%.
Fourth Quarter 2019 Results
In the fourth quarter of 2019, total company revenue was flat year-over-year on a reported basis and excluding the impact of political revenue, total company revenue grew 4.3%. In our traditional radio business, broadcast revenue declined by (2.7)% on a reported basis and increased 0.8% excluding the impact of political revenue, while Networks grew 2.2% year-over-year driven primarily by growth in our Total Traffic & Weather network. Our Digital revenue stream grew 33.6% primarily driven by growth in podcasting as well as other digital revenue. Audio & Media Services declined (19.9)% on a reported basis and increased by 4.5% excluding the impact of political revenue. Sponsorship revenue increased by 5.3% year-over-year. All of our revenue streams grew year-over-year excluding the impact of political revenue, demonstrating the continued momentum in our business.
Direct operating expenses increased 15.0% driven primarily by higher music license fees, mostly related to higher podcasting, subscription and other digital revenue. Included in this increase is the non-cash impact of updated estimates to music license fee expenses primarily related to prior years for which payments were made under interim agreements with performance rights organizations and that are subject to ongoing negotiations. Selling, General & Administrative ("SG&A") expenses decreased (1.3)% driven primarily by lower commissions as a result of our revenue mix and lower bad debt expense. The decrease in SG&A expenses was partially offset by higher revenue-driven third-party digital fees.
Corporate expenses decreased $(1.3) million during the quarter ended December 31, 2019 compared to the three months ended December 31, 2018, as a result of lower employee benefit costs, partially offset by share-based compensation expense, which increased $5.8 million as a result of our new equity compensation plan entered into in connection with our Plan of Reorganization.

Operating income decreased (36.5)% due primarily to higher depreciation and amortization expense as a result of fresh start accounting applied upon our emergence from bankruptcy in May 2019 and the impact of updated estimates to music license fee expenses primarily related to prior years.
Adjusted EBITDA decreased year-over-year by (0.6)% to $306.1 million with a margin of 29.8%. Adjusted EBITDA was impacted by comparisons against a mid-term political election year in which revenue was weighted to the fourth quarter of 2018, as well as changes in overall revenue mix.
We generated robust operating cash flow of $205.4 million, down (8.9)% year-over-year and Free Cash Flow of $175.7 million, down (6.4)% year-over-year. These year-over-year decreases were primarily driven by an increase in cash interest payments of $103.4 million related to the debt issued upon our emergence in May 2019. This compares to the prior year when our cash interest payments were $1.2 million as the Company was in bankruptcy. The Operating and Free Cash Flow that we generated during the quarter increased our cash balance to $400.3 million at December 31, 2019.

GAAP and Non-GAAP Measures

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,	%
	2019	2018	Change
Revenue	$1,026,072	$1,026,295	—%
Operating income	$165,126	$259,951	(36.5)%
Adjusted EBITDA[1]	$306,140	$308,094	(0.6)%
Net income	$62,132	$224,908	(72.4)%
Cash provided by operating activities from continuing operations[3]	$205,363	$225,506	(8.9)%
Free cash flow from continuing operations[1,3]	$175,675	$187,709	(6.4)%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[2]	Predecessor Company
	Period from May 2, 2019 through December 31,	Period from January 1, 2019 through May 1,	Year Ended December 31,	Year Ended December 31,	%
	2019	2019	2019	2018	Change
Revenue	$2,610,056	$1,073,471	$3,683,527	$3,611,323	2.0%
Operating income	$439,636	$67,040	$506,676	$690,144	(26.6)%
Adjusted EBITDA[1]	$775,549	$225,149	$1,000,698	$976,655	2.5%
Net income (loss)	$113,299	$11,165,113	$11,278,412	$(202,639)	nm
Cash provided by (used in) operating activities from continuing operations[3]	$468,905	$(7,505)	$461,400	$741,219	(37.8)%
Free cash flow from (used in) continuing operations[1,3]	$392,912	$(43,702)	$349,210	$655,974	(46.8)%
Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information throughout the press release.
1 See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) cash provided by operating activities from continuing operations to Free Cash Flow from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Total Debt to Net Debt. See also the definitions of Adjusted EBITDA, Free Cash Flow and Adjusted EBITDA margin under the Supplemental Disclosure section in this release.
2 See Supplemental Disclosure Regarding Non-GAAP Financial Information.
3 We made cash interest payments from continuing operations of $104.5 million in the three months ended December 31, 2019, compared to $1.2 million in the three months ended December 31, 2018. We made cash interest payments from continuing operations of $187.6 million in the year ended December 31, 2019, compared to $22.5 million in the year ended December 31, 2018.

iHeartMedia Modernization Initiatives
In January 2020, the Company announced its modernization initiatives, which will take advantage of the significant investments we have made in new technologies to build an operating infrastructure that provides better quality and newer products and delivers new cost efficiencies. Our modernization is a multi-pronged set of strategic initiatives that will position the company for sustainable long-term growth, margin expansion and drive shareholder value.

Key elements of our modernization initiatives include:

▪
Leveraging our investments in artificial intelligence and technology to improve the efficiency of the business processes and expand support for our content creators and sales force to make the Company more competitive in today's digitally-focused media environment

▪	Optimizing our real estate footprint

▪	Re-aligning our organizational model to emphasize operating similarities, maximize performance and drive cost efficiencies

▪	Creating a more efficient and up-to-date workplace for our employees

Our investments in these modernization initiatives are expected to result in an increase in incremental capital expenditures related to real estate optimization of approximately $40 to $50 million in 2020. While we expect some additional capital expenditures impact from our modernization in 2021, the majority of this investment in capital expenditures is expected to impact 2020 and to be weighted to the second-half of the year. Additionally, we anticipate approximately $45 to $55 million of restructuring costs related to achieving our cost savings. These combined investments in modernization are expected to deliver annualized run-rate cost savings from our modernization initiatives of approximately $100 million by mid-year 2021 and we expect to achieve approximately 50% of our run-rate savings in 2020.
Liquidity and Financial Position
As of December 31, 2019, we had $400.3 million of cash on our balance sheet. For the year ended December 31, 2019, cash provided by operating activities from continuing operations was $461.4 million, cash used for investing activities by continuing operations was $112.1 million and cash used for financing activities by continuing operations was $165.3 million.  As of December 31, 2019, our Net Debt to Adjusted EBITDA ratio was 5.4x1.
Capital expenditures related to continuing operations for the year ended December 31, 2019 were $112.2 million compared to $85.2 million in the year ended December 31, 2018 as a result of increased investment in our programmatic platforms and IT software and infrastructure.
Our primary sources of liquidity are cash on hand, which consisted of $400.3 million as of December 31, 2019, cash flow from operations and borrowing capacity under our ABL Facility. As of December 31, 2019, we had no borrowings outstanding under the ABL Facility, a facility size of $450.0 million and $48.1 million of outstanding letters of credit, resulting in $401.9 million of availability, resulting in total liquidity of approximately $802 million.
On August 7, 2019, we completed the sale of $750.0 million in aggregate principal amount of 5.25% Senior Secured Notes due 2027 in a private placement. We used the net proceeds from the notes, together with cash on hand, to prepay at par $740.0 million of borrowings outstanding under our term loan facility.
On November 22, 2019, we completed the sale of $500.0 million in aggregate principal amount of 4.75% Senior Secured Notes due 2028 in a private placement. We used the net proceeds from the notes, together with cash on hand, to prepay at par $500.0 million of borrowings outstanding under our term loan facility.
On February 3, 2020, iHeartCommunications made a $150.0 million prepayment using cash on hand and entered into an agreement to amend the Term Loan Facility to reduce the interest rate to LIBOR plus a margin of 3.00%, or the Base Rate (as defined in the Credit Agreement) plus a margin of 2.00% and to modify certain covenants contained in the Credit Agreement.
The prepayment and the 100 basis points reduction in interest rate under the Term Loan Facility, combined with the refinancing transactions completed in August and November 2019, are expected to result in a reduction of approximately $40 million in annualized cash interest payments compared to the expected annualized cash interest payments indicated by the terms of the debt structure originally issued upon iHeartCommunications’ emergence from bankruptcy on May 1, 2019.
1 See Supplemental Disclosure Regarding Non-GAAP Financial Information.

Update on FCC Petition for Declaratory Ruling
On February 25, 2020, the Federal Communications Commission (the "FCC") issued a notice seeking public comment on the petition for declaratory ruling that we filed regarding foreign ownership. Our current equity structure consists of our listed Class A common stock and also Class B common stock and special warrants and was designed to comply with the statutory prohibition on broadcast companies having foreign ownership above 25%. The FCC petition for declaratory ruling was filed to simplify this capital structure and enhance the liquidity of our Class A common stock by facilitating the conversion of the special warrants.
The FCC will act on the petition only after a group of representatives from the executive branch, referred to as “Team Telecom,” approves it. We expect the Team Telecom process to begin shortly and have been working diligently - and will continue to work diligently - with the government to obtain all necessary approvals as quickly as possible.

Revenue Streams
The tables below present the comparison of our historical revenue streams (including political revenue) for the periods presented:

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,	%
	2019	2018	Change
Broadcast Radio[1]	$611,794	$628,487	(2.7)%
Digital	112,495	84,177	33.6%
Networks	160,072	156,683	2.2%
Sponsorship and Events	71,856	68,266	5.3%
Audio and Media Services[1]	66,882	83,479	(19.9)%
Other	4,989	6,827	(26.9)%
Eliminations	(2,016)	(1,624)
Revenue, total[1]	$1,026,072	$1,026,295	—%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[3]	Predecessor Company
	Period from May 2, 2019 through December 31,	Period from January 1, 2019 through May 1,	Year Ended December 31,	Year Ended December 31,	%
	2019	2019	2019	2018	Change
Broadcast Radio[2]	$1,575,382	$657,864	$2,233,246	$2,264,058	(1.4)%
Digital	273,389	102,789	376,178	284,565	32.2%
Networks	425,631	189,088	614,719	582,302	5.6%
Sponsorship and Events	159,187	50,330	209,517	200,605	4.4%
Audio and Media Services[2]	167,292	69,362	236,654	264,061	(10.4)%
Other	14,211	6,606	20,817	22,240	(6.4)%
Eliminations	(5,036)	(2,568)	(7,604)	(6,508)
Revenue, total[2]	$2,610,056	$1,073,471	$3,683,527	$3,611,323	2.0%
1Excluding the impact of the decrease in political revenue, Revenue from Broadcast Radio, from Audio and Media Services and in Total increased by 0.8%, 4.5% and 4.3%, respectively. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.
2Excluding the impact of the decrease in political revenue, Revenue from Broadcast Radio, from Audio and Media Services and in Total increased by 0.3%, 3.2% and 4.2%, respectively. See the end of this press release for a reconciliation of revenue, excluding political advertising revenue, to revenue.
3See Supplemental Disclosure Regarding Non-GAAP Financial Information.

Conference Call
iHeartMedia, Inc. will host a conference call to discuss results on February 27, 2020, at 4:30 p.m. Eastern Time. The conference call number is (844) 588-3850 (U.S. callers) and (825) 312-2273 (International callers) and the passcode for both is 9767198. A live audio webcast of the conference call will also be available on the Investors homepage of iHeartMedia's website investor.iheartmedia.com. After the live conference call, a replay will be available for a period of thirty days. The replay numbers are (800) 585-8367 (U.S. callers) and (416) 621-4642 (International callers) and the passcode for both is 9767198. An archive of the webcast will be available beginning 24 hours after the call for a period of thirty days.

About iHeartMedia, Inc.
iHeartMedia, Inc. (NASDAQ: IHRT) is the number one audio company in America based on consumer reach. The Company's leadership position in audio extends across multiple platforms, including through more than 850 live broadcast stations; through its iHeartRadio service, which is available across more than 250 platforms and 2,000 devices including smart speakers, smartphones, TVs and gaming consoles; through its influencers; social; live events; podcasting; and information services for local communities. The company uses its unparalleled national reach to target both nationally and locally on behalf of its advertising partners, and uses the latest technology solutions to transform the company's products and services for the benefit of its consumers, communities, partners and advertisers. More information is available at investor.iheartmedia.com.

For further information, please contact:
Media
Wendy Goldberg
Executive Vice President and Chief Communications Officer
(212) 377-1105
Investors
Kareem Chin
Senior Vice President and Head of Investor Relations
(212) 377-1336

Certain statements herein constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors which may cause the actual results, performance or achievements of iHeartMedia, Inc. and its subsidiaries to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “believe,” “expect,” “anticipate,” “estimates,” “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition, any statements that refer to expectations or other characterizations of future events or circumstances, such as statements about our expected costs, savings and timing of our modernization initiatives, our business plans, strategies and initiatives, our expectations about certain markets and our anticipated financial performance and liquidity, are forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other important factors, some of which are beyond our control and are difficult to predict. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this press release include, but are not limited to: weak or uncertain global economic conditions; increased competition; dependence upon the performance of on-air talent, program hosts and management; fluctuations in operating costs; technological changes and innovations; shifts in population and other demographics; impact of our substantial indebtedness; impact of future acquisitions, dispositions and other strategic transactions; legislative or regulatory requirements; impact of legislation or ongoing litigation on music licensing and royalties; regulations and concerns regarding privacy and data protection; risk associated with our emergence from the Chapter 11 Cases; risks related to our Class A common stock, including our outstanding special warrants; and regulations impacting our business and the ownership of our securities. Other unknown or unpredictable factors also could have material adverse effects on the Company’s future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date hereof. Additional risks that could cause future results to differ from those expressed by any forward-looking statement are described in the Company’s reports filed with the U.S. Securities and Exchange Commission, including in the section entitled “Item 1A. Risk Factors” of iHeartMedia, Inc.’s Annual Reports on Form 10-K. The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.

APPENDIX

TABLE 1 - Comparison of operating performance

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,	%
	2019	2018	Change
Revenue	$1,026,072	$1,026,295	—%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	332,147	288,949	15.0%
Selling, general and administrative expenses (excludes depreciation and amortization)	368,313	373,203	(1.3)%
Corporate expenses (excludes depreciation and amortization)	64,148	65,433	(2.0)%
Depreciation and amortization	94,972	36,405
Other operating expense, net	(1,366)	(2,354)
Operating income	$165,126	$259,951	(36.5)%
Depreciation and amortization	94,972	36,405
Other operating expense, net	1,366	2,354
Share-based compensation expense	6,260	438
Restructuring and reorganization expenses	12,200	8,946
Music license fees adjustment[1]	26,216	—
Adjusted EBITDA[2]	$306,140	$308,094	(0.6)%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[3]	Predecessor Company
	Period from May 2, 2019 through December 31,	Period from January 1, 2019 through May 1,	Year Ended December 31,	Year Ended December 31,	%
	2019	2019	2019	2018	Change
Revenue	$2,610,056	$1,073,471	$3,683,527	$3,611,323	2.0%
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	807,409	359,696	1,167,105	1,062,373	9.9%
Selling, general and administrative expenses (excludes depreciation and amortization)	936,806	436,345	1,373,151	1,376,931	(0.3)%
Corporate expenses (excludes depreciation and amortization)	168,582	66,020	234,602	227,508	3.1%
Depreciation and amortization	249,623	52,834	302,457	211,951
Impairment charges	—	91,382	91,382	33,150
Other operating expense, net	(8,000)	(154)	(8,154)	(9,266)
Operating income	$439,636	$67,040	$506,676	$690,144	(26.6)%
Depreciation and amortization	249,623	52,834	302,457	211,951
Impairment charges	—	91,382	91,382	33,150
Other operating expense, net	8,000	154	8,154	9,266
Share-based compensation expense	26,411	498	26,909	2,066
Restructuring and reorganization expenses	25,663	13,241	38,904	30,078
Music license fees adjustment[1]	26,216	—	26,216	—
Adjusted EBITDA[2]	$775,549	$225,149	$1,000,698	$976,655	2.5%
Certain prior period amounts have been reclassified to conform to the 2019 presentation of financial information throughout the press release.

[1]
Music license fees adjustment represents the impact of updated estimates to music license fee expenses primarily related to the Predecessor periods, which was recorded in the fourth quarter of 2019 and is not representative of the Company's operations during a normal business cycle.

[2]
See the end of this press release for reconciliations of (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) cash provided by operating activities from continuing operations to Free Cash Flow from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Total Debt to Net Debt. See also the definition of Adjusted EBITDA, Free Cash Flow, Adjusted EBITDA margin and Net Debt under the Supplemental Disclosure section in this release.

[3]	See Supplemental Disclosure Regarding Non-GAAP Financial Information.

TABLE 2 - Statements of Operations

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,
	2019	2018
Revenue	$1,026,072	$1,026,295
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	332,147	288,949
Selling, general and administrative expenses (excludes depreciation and amortization)	368,313	373,203
Corporate expenses (excludes depreciation and amortization)	64,148	65,433
Depreciation and amortization	94,972	36,405
Other operating expense, net	(1,366)	(2,354)
Operating income	165,126	259,951
Interest expense	96,095	955
Loss on investments, net	(22,663)	(9,833)
Equity in earnings (loss) of nonconsolidated affiliates	(254)	209
Other income (expense), net	3,348	(252)
Reorganization items, net	—	(42,849)
Income from continuing operations before income taxes	49,462	206,271
Income tax benefit (expense)	12,670	(23,664)
Income from continuing operations	62,132	182,607
Income from discontinued operations, net of tax	—	42,301
Net income	62,132	224,908
Less amount attributable to noncontrolling interest	751	10,003
Net income attributable to the Company	$61,381	$214,905

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[1]	Predecessor Company
	Period from May 2, 2019 through December 31,	Period from January 1, 2019 through May 1,	Year Ended December 31,	Year Ended December 31,
	2019	2019	2019	2018
Revenue	$2,610,056	$1,073,471	$3,683,527	$3,611,323
Operating expenses:
Direct operating expenses (excludes depreciation and amortization)	807,409	359,696	1,167,105	1,062,373
Selling, general and administrative expenses (excludes depreciation and amortization)	936,806	436,345	1,373,151	1,376,931
Corporate expenses (excludes depreciation and amortization)	168,582	66,020	234,602	227,508
Depreciation and amortization	249,623	52,834	302,457	211,951
Impairment charges	—	91,382	91,382	33,150
Other operating expense, net	(8,000)	(154)	(8,154)	(9,266)
Operating income	439,636	67,040	506,676	690,144
Interest (income) expense, net	266,773	(499)	266,274	334,798
Loss on investments, net	(20,928)	(10,237)	(31,165)	(472)
Equity in earnings (loss) of nonconsolidated affiliates	(279)	(66)	(345)	116
Other income (expense), net	(18,266)	23	(18,243)	(23,007)
Reorganization items, net	—	9,461,826	9,461,826	(356,119)
Income (loss) from continuing operations before income taxes	133,390	9,519,085	9,652,475	(24,136)
Income tax expense	(20,091)	(39,095)	(59,186)	(13,836)
Income (loss) from continuing operations	113,299	9,479,990	9,593,289	(37,972)
Income (loss) from discontinued operations, net of tax	—	1,685,123	1,685,123	(164,667)
Net income (loss)	113,299	11,165,113	11,278,412	(202,639)
Less amount attributable to noncontrolling interest	751	(19,028)	(18,277)	(729)
Net income (loss) attributable to the Company	$112,548	$11,184,141	$11,296,689	$(201,910)
1See Supplemental Disclosure Regarding Non-GAAP Financial Information.

TABLE 3 - Selected Balance Sheet Information
Selected balance sheet information for December 31, 2019 and December 31, 2018:

	Successor Company	Predecessor Company
(In millions)	December 31, 2019	December 31, 2018
Cash	$400.3	$224.0
Total Current Assets	1,416.3	2,235.0
Net Property, Plant and Equipment	846.9	502.2
Total Assets	11,021.1	12,269.5
Current Liabilities (excluding current portion of long-term debt)	658.5	1,201.5
Long-term Debt (including current portion of long-term debt)	5,765.4	46.1
Liabilities Subject to Compromise	—	16,480.3
Shareholders’ Equity (Deficit)	2,945.4	(11,560.3)
Included within the Predecessor Company's Consolidated Balance Sheet as of December 31, 2018 were current assets, long-term assets, current liabilities and long-term liabilities of $1,015.8 million, $3,351.5 million, $729.8 million and $5,872.3 million, respectively, of the Company's Outdoor business classified as discontinued operations.

Supplemental Disclosure Regarding Non-GAAP Financial Information
The following tables set forth the Company’s Adjusted EBITDA for the three months and years ended December 31, 2019 and 2018. Adjusted EBITDA is defined as consolidated Operating income adjusted to exclude restructuring and reorganization expenses included within Direct operating expenses, Selling, General and Administrative expenses, (“SG&A”) and Corporate expenses and share-based compensation expenses included within Corporate expenses, as well as the following line items presented in our Statements of Operations: Depreciation and amortization, Impairment charges and Other operating income (expense), net. Alternatively, Adjusted EBITDA is calculated as Net income (loss), adjusted to exclude (Income) loss from discontinued operations, net of tax, Income tax (benefit) expense, Interest expense, Depreciation and amortization, Reorganization items, net, Loss on investments, net, Other (income) expense, net, Equity in earnings (loss) of nonconsolidated affiliates, net, Impairment charges, Other operating (income) expense, net, Share-based compensation, restructuring and reorganization expenses and music license fees adjustment. Restructuring expenses primarily include severance expenses incurred in connection with cost saving initiatives, as well as certain expenses, which, in the view of management, are outside the ordinary course of business or otherwise not representative of the Company's operations during a normal business cycle. Reorganization expenses primarily include the amortization of retention bonus amounts paid or payable to certain members of management directly as a result of the Reorganization.
Adjusted EBITDA margin is calculated as Adjusted EBITDA divided by Revenue.
The Company uses Adjusted EBITDA and Adjusted EBITDA margin, among other measures, to evaluate the Company’s operating performance. Adjusted EBITDA is among the primary measures used by management for the planning and forecasting of future periods, as well as for measuring performance for compensation of executives and other members of management. We believe this measure is an important indicator of the Company’s operational strength and performance of its business because it provides a link between operational performance and operating income. It is also a primary measure used by management in evaluating companies as potential acquisition targets.
The Company believes the presentation of this measure is relevant and useful for investors because it allows investors to view performance in a manner similar to the method used by the Company’s management. The Company believes it helps improve investors’ ability to understand the Company’s operating performance and makes it easier to compare the Company’s results with other companies that have different capital structures or tax rates. In addition, the Company believes this measure is also among the primary measures used externally by the Company’s investors, analysts and peers in its industry for purposes of valuation and comparing the operating performance of the Company to other companies in its industry.
Since Adjusted EBITDA is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, operating income as an indicator of operating performance and may not be comparable to similarly titled measures employed by other companies. Adjusted EBITDA is not necessarily a measure of the Company’s ability to fund its cash needs. As it excludes certain financial information compared with operating income, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded.
We define Free cash flow from (used for) continuing operations ("Free Cash Flow") as Cash provided by (used for) operating activities from continuing operations less capital expenditures, which is disclosed as Purchases of property, plant and equipment by continuing operations in the Company's Consolidated Statements of Cash Flows. We use Free Cash Flow, among other measures, to evaluate the Company’s liquidity and its ability to generate cash flow. We believe that Free Cash Flow is meaningful to investors because it provides them with a view of the Company's liquidity after deducting capital expenditures, which are considered to be a necessary component of ongoing operations. In addition, we believe that Free Cash Flow helps improve investors' ability to compare our liquidity with that of other companies. Since Free Cash Flow is not a measure calculated in accordance with GAAP, it should not be considered in isolation of, or as a substitute for, Cash provided by operating activities and may not be comparable to similarly titled measures employed by other companies. Free Cash Flow is not necessarily a measure of our ability to fund our cash needs.
The Company presents revenue, excluding the effects of political revenue. Due to the cyclical nature of the electoral system and the seasonality of the related political revenue, management believes presenting revenue, excluding the effects of political revenue, provides additional information to investors about the Company’s revenue growth from period to period.
We define Net debt as Total debt less Cash and cash equivalents. We define the Net debt to Adjusted EBITDA ratio as Net debt divided by Adjusted EBITDA. The Company uses the Net debt to Adjusted EBITDA ratio to evaluate the Company's leverage. We believe this measure is an important indicator of the Company's ability to service its long-term debt obligations.
Net Debt to Adjusted EBITDA ratio is calculated by dividing Net Debt by Adjusted EBITDA.
Since these non-GAAP financial measures are not calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, the most directly comparable GAAP financial measures as an indicator of operating performance or liquidity.
As required by the SEC rules, the Company provides reconciliations below to the most directly comparable measures reported under GAAP, including (i) Adjusted EBITDA to Operating income, (ii) Adjusted EBITDA to net income (loss), (iii) cash provided by operating activities from continuing operations to Free Cash Flow from continuing operations, (iv) revenue, excluding political advertising revenue, to revenue and (v) Total Debt to Net Debt.
Predecessor - Successor Presentation
Our financial results for the periods from January 1, 2019 through May 1, 2019 and for the three months and year ended December 31, 2018 are referred to as those of the “Predecessor” period. Our financial results for the period from May 2, 2019 through December 31, 2019 and the three months ended December 31, 2019 are referred to as those of the “Successor” period. Our results of operations as reported in our Consolidated Financial Statements for these periods are prepared in accordance with GAAP. Although GAAP requires that we report on our results for the period from January 1, 2019 through May 1, 2019 and the period from May 2, 2019 through December 31, 2019 separately, management views the Company’s operating results for the year ended December 31, 2019 by combining the results of the applicable Predecessor and Successor periods because such presentation provides the most meaningful comparison of our year-to-date results to prior periods.
The Company cannot adequately benchmark the operating results of the period from May 2, 2019 through December 31, 2019 against any of the previous periods reported in its Consolidated Financial Statements without combining it with the period from January 1, 2019 through May 1, 2019 and does not believe that reviewing the results of this period in isolation would be useful in identifying trends in or reaching conclusions regarding the Company’s overall operating performance. Management believes that the key performance metrics such as revenue, operating income and Adjusted EBITDA for the Successor period when combined with the Predecessor period provides more meaningful comparisons to other periods and are useful in identifying current business trends. Accordingly, in addition to presenting our results of operations as reported in our Consolidated Financial Statements in accordance with GAAP, the tables and discussion included within this press release also present the combined results for the year ended December 31, 2019.
The combined results for the year ended December 31, 2019, which we refer to herein as the results for the "year ended December 31, 2019" represent the sum of the reported amounts for the Predecessor period from January 1, 2019 through May 1, 2019 and the Successor period from May 2, 2019 through December 31, 2019. These combined results are not considered to be prepared in accordance with GAAP and have not been prepared as pro forma results per applicable regulations. The combined operating results do not reflect the actual results we would have achieved absent our emergence from bankruptcy and may not be indicative of future results.

Reconciliation of Operating Income to Adjusted EBITDA

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,	%
	2019	2018	Change
Operating income	$165,126	$259,951	(36.5)%
Depreciation and amortization	94,972	36,405
Other operating expense, net	1,366	2,354
Share-based compensation expense	6,260	438
Restructuring and reorganization expenses	12,200	8,946
Music license fees adjustment	26,216	—
Adjusted EBITDA	$306,140	$308,094	(0.6)%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[2]	Predecessor Company
	Period from May 2, 2019 through December 31,	Period from January 1, 2019 through May 1,	Year Ended December 31,	Year Ended December 31,	%
	2019	2019	2019	2018	Change
Operating income	$439,636	$67,040	$506,676	$690,144	(26.6)%
Depreciation and amortization	249,623	52,834	302,457	211,951
Impairment charges	—	91,382	91,382	33,150
Other operating expense, net	8,000	154	8,154	9,266
Share-based compensation expense	26,411	498	26,909	2,066
Restructuring and reorganization expenses	25,663	13,241	38,904	30,078
Music license fees adjustment	26,216	—	26,216	—
Adjusted EBITDA	$775,549	$225,149	$1,000,698	$976,655	2.5%

Reconciliation of Net Income (Loss) to EBITDA and Adjusted EBITDA

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,
	2019	2018
Net income	$62,132	$224,908
Income from discontinued operations, net of tax	—	(42,301)
Income tax (benefit) expense	(12,670)	23,664
Interest expense, net	96,095	955
Depreciation and amortization	94,972	36,405
EBITDA	$240,529	$243,631
Reorganization items, net	—	42,849
Loss on investments, net	22,663	9,833
Other (income) expense, net	(3,348)	252
Equity in (earnings) loss of nonconsolidated affiliates	254	(209)
Other operating expense, net	1,366	2,354
Share-based compensation expense	6,260	438
Restructuring and reorganization expenses	12,200	8,946
Music license fees adjustment	26,216	—
Adjusted EBITDA	$306,140	$308,094

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through December 31,	Period from January 1, 2019 through May 1,	Year Ended December 31,	Year Ended December 31,
	2019	2019	2019	2018
Net income (loss)	$113,299	$11,165,113	$11,278,412	$(202,639)
(Income) loss from discontinued operations, net of tax	—	(1,685,123)	(1,685,123)	164,667
Income tax expense	20,091	39,095	59,186	13,836
Interest (income) expense, net	266,773	(499)	266,274	334,798
Depreciation and amortization	249,623	52,834	302,457	211,951
EBITDA	$649,786	$9,571,420	$10,221,206	$522,613
Reorganization items, net	—	(9,461,826)	(9,461,826)	356,119
Loss on investments, net	20,928	10,237	31,165	472
Other (income) expense, net	18,266	(23)	18,243	23,007
Equity in (earnings) loss of nonconsolidated affiliates	279	66	345	(116)
Impairment charges	—	91,382	91,382	33,150
Other operating expense, net	8,000	154	8,154	9,266
Share-based compensation expense	26,411	498	26,909	2,066
Restructuring and reorganization expenses	25,663	13,241	38,904	30,078
Music license fees adjustment	26,216	—	26,216	—
Adjusted EBITDA	$775,549	$225,149	$1,000,698	$976,655

Reconciliation of Cash provided by operating activities from continuing operations to Free cash flow from continuing operations

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,
	2019	2018
Cash provided by operating activities from continuing operations	$205,363	$225,506
Purchases of property, plant and equipment by continuing operations	(29,688)	(37,797)
Free cash flow from continuing operations	$175,675	$187,709

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined[2]	Predecessor Company
	Period from May 2, 2019 through December 31,	Period from January 1, 2019 through May 1,	Year Ended December 31,	Year Ended December 31,	%
	2019	2019	2019	2018	Change
Cash provided by (used for) operating activities from continuing operations	$468,905	$(7,505)	$461,400	$741,219	(37.8)%
Purchases of property, plant and equipment by continuing operations	$(75,993)	$(36,197)	$(112,190)	$(85,245)	31.6%
Free cash flow from (used for) continuing operations[1]	$392,912	$(43,702)	$349,210	$655,974	(46.8)%

Reconciliation of Revenue, excluding Political Advertising Revenue, to Revenue

(In thousands)	Successor Company	Predecessor Company
	Three Months Ended December 31,	Three Months Ended December 31,	% Change
	2019	2018
Consolidated revenue	$1,026,072	$1,026,295	—%
Excluding: Political revenue	(13,654)	(55,760)
Consolidated revenue, excluding effects of political revenue	$1,012,418	$970,535	4.3%

Audio revenue	$961,206	$944,440	1.8%
Excluding: Political revenue	(9,518)	(32,329)
Audio revenue, excluding effects of political revenue	$951,688	$912,111	4.3%

Audio & media services revenue	$66,882	$83,479	(19.9)%
Excluding: Political revenue	(4,136)	(23,431)
Audio & media services revenue, excluding effects of political revenue	$62,746	$60,048	4.5%

(In thousands)	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Period from May 2, 2019 through December 31,	Period from January 1, 2019 through May 1,	Year Ended December 31,	Year Ended December 31,	% Change
	2019	2019	2019	2018
Consolidated revenue	$2,610,056	$1,073,471	$3,683,527	$3,611,323	2.0%
Excluding: Political revenue	(24,001)	(4,777)	(28,778)	(102,970)
Consolidated revenue, excluding effects of political revenue	$2,586,055	$1,068,694	$3,654,749	$3,508,353	4.2%

Audio revenue	$2,447,800	$1,006,677	$3,454,477	$3,353,770	3.0%
Excluding: Political revenue	(17,787)	(3,980)	(21,767)	(61,417)
Audio revenue, excluding effects of political revenue	$2,430,013	$1,002,697	$3,432,710	$3,292,353	4.3%

Audio & media services revenue	$167,292	$69,362	$236,654	$264,061	(10.4)%
Excluding: Political revenue	(6,214)	(797)	(7,011)	(41,553)
Audio & media services revenue, excluding effects of political revenue	$161,078	$68,565	$229,643	$222,508	3.2%

Reconciliation of Total Debt to Net Debt

(In thousands)	Successor Company
	December 31,
	2019
Current portion of long-term debt	$8,912
Long-term debt	5,756,504
Total debt	$5,765,416
Less: Cash and cash equivalents	400,300
Net debt	$5,365,116

	Year Ended December 31,
	2019
Adjusted EBITDA[1]	$1,000,698

Net debt to Adjusted EBITDA ratio	5.4	x

1 See Reconciliation of Operating Income to Adjusted EBITDA.